Exhibit 99.1

For Release August 21, 2002

Contact:	Tony Thompson Blue Coat Systems, Inc. (408) 220-2305 tony.thompson@bluecoat.com Scott Green CLS Communications (650) 679-9044 teamgreen@rcn.com

CACHEFLOW COMPLETES STRATEGIC TRANSITION TO WEB SECURITY
BUSINESS BY BECOMING BLUE COAT SYSTEMS

New Products Solve Pervasive Port 80 Web Security Problem Facing Today’s Organizations

SUNNYVALE, Calif. — August 21, 2002 — CacheFlow, Inc. (NASDAQ: CFLO) today announced it has become Blue Coat Systems, Inc. (NASDAQ: BCSI), completing the company’s evolution to a strategic provider of security appliances that protect and control enterprise Web infrastructures. Blue Coat Systems delivers security appliances designed to combat the increasing number of Web-based threats targeting port 80 “holes” in the enterprise security infrastructure. The company has also changed its NASDAQ ticker symbol to BCSI, and all business previously conducted by CacheFlow will continue to be handled by Blue Coat Systems without interruption.

According to information recently posted in a BusinessWeek Online report titled “Cracks in the Firewall,” 70% of all intrusion attempts now target port 80, the primary passageway for Web content to enter and exit the corporate network. Blue Coat is extending its leading position in the secure proxy caching appliance market to provide Web security appliances that police this vulnerable passageway. The new Blue Coat Port 80 Security Appliances, also announced today, incorporate breakthrough technology that includes an extensive Web Knowledge Framework combined with a patent-pending Policy Processing Engine that operates on a highly-scalable appliance platform to effectively address content-level security vulnerabilities.

“Blue Coat Systems is solving a vital industry problem by enabling enterprises, for the first time, to protect Web applications from the dangers of today’s malicious or unapproved content,” said Brian NeSmith, president and CEO of Blue Coat Systems. “The proliferation of Web applications traversing port 80 has created an enormous hole in the enterprise security infrastructure. Blue Coat’s Port 80 Security Appliances dramatically heighten enterprise security by protecting and controlling this growing hole to enable customers to deploy mission-critical Web applications.”

The new Blue Coat name is the culmination of recently announced strategic transitions, which include new channel business models, solution providers, strategic partners, products and services, all designed to focus resources on Web security.

“Information security managers need to understand not only how much Web-based content is pouring through port 80 on their firewalls, but also the risks that Web applications are bringing to the organization,” said Chris Christiansen, vice president of e-business infrastructure and security software at IDC. “Blue Coat Systems offers relief for security administrators who must support the use of Web applications that range from instant messaging to Web-based e-mail in their environment — all of which are vulnerable to newer malicious mobile code threats and hybrid viruses.”

Founded in 1996, CacheFlow pioneered the development of proxy caching appliances that improved Internet performance and end-user response time for enterprises and service providers. As the market for enterprise proxy caches evolved, enterprise customers helped steer the company further into content-level security and control. Today, the company has shipped more than 8,000 Web security appliances to enterprises worldwide. Additionally, IDC has reported that the market opportunity for Secure Content Management solutions will grow to $4.8 billion by 2006.

About Blue Coat Systems

Blue Coat Systems, a Web security company, has developed the industry’s first port 80 security appliance. Safeguarding many of the world’s largest corporate networks, this high-performance security appliance intelligently protects against Web-based threats by policing Port 80 — the primary hole in the enterprise security infrastructure. Headquartered in Sunnyvale, California, Blue Coat Systems can be reached at (408) 220-2200 or at http://www.bluecoat.com.

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The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ most recently filed Form 10-K for the year ended April 30, 2002, and other reports filed from time to time with the Securities and Exchange Commission.

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